Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this 31 day of October, 2005, by and between JohnsonDiversey, Inc., a Delaware corporation (“JDI”) and Pedro Chidichimo (“Employee”).

In consideration of the mutual promises and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Employment

1.1 Position and Responsibilities. During the period of this Agreement and subject to the terms and conditions hereof, the Employee agrees to serve as Senior Vice President (President, Americas), or such other officer position as Employee may be assigned to by the President/CEO, and to be responsible for the typical management responsibilities expected of an officer holding such position and such other responsibilities consistent with such position as may be assigned to the Employee from time to time by the President/CEO.

1.2 Place of Employment. Employee’s initial principal place of employment shall be Buenos Aires, Argentina.

1.3 Duties. During the Period of Employment, the Employee shall devote all of Employee’s business time, attention and skill to the business and affairs of the Company and its subsidiaries, except, so long as such activities do not unreasonably interfere with the business of the Company or diminish the Employee’s obligations under the Agreement, that Employee may (i) participate in the affairs of any governmental, educational or other charitable institution, or engage in professional speaking and writing activities, or (ii) serve as a member of the board of directors of other corporations, and in either case, the Employee shall be entitled to retain all fees, royalties and other compensation derived from such activities in addition to the compensation and other benefits payable to him under this Agreement; and provided further, that the Employee may invest Employee’s personal or family funds in any form or manner he may choose that will not require any services on Employee’s part in the operation of or the affairs of the entities in which such investments are made. The Employee will perform faithfully the duties consistent with Employee’s position and which may be assigned to Employee from time to time by the President/CEO.

ARTICLE II

Term and Termination

2.1 Term. Employee’s employment under this Agreement shall commence on July 1, 2005, shall be at will, and may be terminated by formal or informal action of the President/CEO at any time for any reason not prohibited by law.

2.2 Resignation or Termination for Cause. If Employee should resign Employee’s employment, or if the President/CEO should terminate Employee’s employment for cause, Employee shall not be entitled to any compensation or remuneration other than such amounts and benefits as Employee is eligible to receive under JDI’s then prevailing policies and benefit plans and as prescribed by law. “Cause” means termination for any of the following reasons:

(a) Material breach of this Agreement.

(b) Failure to perform within the provisions of “This We Believe.”

(c) Willful misconduct, or willful violation of the law in the performance of duties under this Agreement.

(d) Willful failure or refusal to follow reasonable, explicit, and lawful instructions or directions from the President/CEO concerning the operation of JDI’s business.

(e) Conviction of a felony.

(f) Theft or misappropriation of funds or property of JDI, or commission of any material act of dishonesty involving JDI, its employees, or business.

(g) Appropriating any corporate opportunity of JDI, unless the transaction was approved in writing by the President/CEO following full disclosure of all pertinent details of the transaction.

(h) Breach of the fiduciary duty owed to JDI as an officer of JDI.

(i) Breach of any duty or obligation under the agreements attached as Addenda A and B to this Agreement.

2.3 Retirement, Death, Disability or Termination without Cause.

(a) Employee’s employment shall terminate automatically and immediately upon Employee’s Retirement or Death.

(b) Upon the President/CEO’s written determination that Employee is unable, due to a disability, to continue carrying out the duties and responsibilities of Employee’s position, Employee’s officer status will be terminated, and Employee’s employment will continue pursuant to the JDI’s applicable policies and benefits related to disabled employees. For purposes of this Agreement, “disability” means the inability of the Employee, due to a physical or mental impairment, for 120 consecutive days to perform the essential duties and functions contemplated by this Agreement with or without reasonable accommodation. A determination of disability shall be made by an independent physician selected by the President/CEO who is deemed satisfactory to the Employee, and Employee shall cooperate with the efforts to make such determination. Notice of determination of disability shall be provided by the President/CEO in writing to Employee stating the facts and reasons for such determination. Any such determination shall be conclusive and binding on the parties. Nothing in this section, however, shall be deemed to alter JDI’s duty to reasonably accommodate, if possible, any disability of Employee. Any determination of disability under this Section is not intended to affect any benefits to which employee may be entitled under any long term disability insurance policy provided by JDI or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy.

(c) If Employee’s employment is terminated as a result of Death, Employee’s estate shall, in addition to any other compensation and benefits provided by JDI policies and benefit plans then in effect, receive (1) a prorated performance bonus for the fiscal year in which the termination occurs, as described in Section 3.2, which shall be payable at the time and in the manner in which JDI normally pays such bonuses; and (2) reimbursement of expenses to which Employee is entitled under Section 3.6.

(d) If Employee’s employment is terminated as a result of Termination without Cause, Employee shall, in addition to any other compensation and benefits provided by JDI policies and benefit plans then in effect, and so long as Employee complies with all provisions of the Agreement to Respect Proprietary Rights and Noncompete and Code of Ethics, attached as Addenda A and B, respectively, receive (1) continuation of Employee’s base salary for one year; (2) a performance bonus prorated for the period worked during the year in which the termination occurs, as described in Section 3.2; and (3) a performance bonus at the target level for the one-year salary continuation period.

ARTICLE III

Compensation

3.1 Base Salary. The Company agrees to pay the Employee an initial base salary (“Base Salary”) of ARS 392,000. Such Base Salary shall be payable according to the customary payroll practices of the Company. The Employee shall be considered for an increase in Base Salary effective on the payroll date nearest April 1 of each contract year.

3.2 Performance Bonus. The Employee shall be eligible to receive, at the discretion of the Board of Directors Compensation Committee, a Performance Bonus in accordance with the terms of the Performance Bonus Opportunity Plan. The Employee’s target bonus is 50% of the base salary as of the last day of the fiscal year. Depending on achievement of objectives, this amount can range between 0% and 100% of the target. The Performance Bonuses are paid after approval by the Board of Directors Compensation Committee of the Company.

3.3 Long Term Incentive Plan. You will participate in the new JohnsonDiversey Long Term Incentive Plan (LTIP) appropriate to your officer/tier level in the Company.

3.4 Deferred Compensation Plan. The Employee shall be eligible to participate in the Company’s Deferred Compensation Plan.

3.5 Flexible Spending Account. Employee shall be entitled to an annual Flexible Spending Account of $7,500 to be used for annual country club dues, financial planning, tax advice/preparation, estate planning, legal fees associated with estate and/or property matters, automobile lease, automobile payments (monthly payments only), and health club membership.

3.6 Benefits. Employee shall be entitled to participate in all benefit programs which JDI from time to time may make available to other executive level employees in the Employee’s assigned country for benefit purposes. Employee shall have no vested rights in any such programs except as expressly provided under the terms thereof. JDI expressly reserves the right in its sole discretion to terminate or modify any such programs at any time and from time to time.

ARTICLE IV

Miscellaneous

4.1 Entire Agreement. This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof and supersede all prior agreements between the parties relating to the subject matter hereof.

4.2 Waiver of Breach. The waiver by a party of the breach of any provision of this Agreement shall not be deemed a waiver by said party of any other or subsequent breach.

4.3 Assignment. This Agreement shall not be assignable by JDI without the written consent of Employee; provided, however, that if JDI shall merge or consolidate with or into, transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding upon and shall inure to the benefit of the successor corporation in such merger, consolidation or transfer. Employee may not assign, pledge or encumber any interest in this Agreement or any part thereof without the written consent of JDI.

4.4 Disputes. Any dispute or controversy arising from or relating to this Agreement shall be submitted to and decided by binding arbitration in the State of Wisconsin, USA. At the request of either JDI or Employee, arbitration proceedings will be conducted in the utmost secrecy; in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in secrecy, available for inspection only by JDI or by the Employee and by their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information in confidence and to maintain such information in secrecy until such information shall be generally known. The parties shall share all expenses of arbitration equally.

4.5 Limitation on Claims. Any claim or controversy otherwise arbitrable hereunder shall be deemed waived, and no such claim or controversy shall be made or raised, unless a request for arbitration thereof has been given as provided below to the other party in writing not later than six months after the date on which the facts giving rise to the claim or controversy first arose.

4.6 Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy or facsimile, by overnight courier, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

If to Employee:	Pedro Chidichimo
Av Marquez 970
B1682BAQ Villa Bosch
Buenos Aires
Argentina

If to JDI:	JoAnne Brandes
Executive Vice President, Chief Administrative Officer,
General Counsel & Secretary
JohnsonDiversey, Inc.
8310 16th Street – MS 510
P.O. Box 902
Sturtevant, WI 53177-0902

or to such other address as such party shall have designated by written notice so given to each other party.

4.7 Amendment. This Agreement may be modified only in writing, signed by both of the parties. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto.

4.8 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision, shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

4.9 Incorporation of Terms. The introductory language and recitals set forth above, and Addenda A and B attached hereto, are incorporated by reference as a part of this Agreement.

4.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, USA (regardless of such State’s conflicts of law principles).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

JOHNSONDIVERSEY, INC.

By:	/s/ JoAnne Brandes
JoAnne Brandes, Executive Vice
President, Chief Administrative Officer,
General Counsel & Secretary

/s/ Pedro Chidichimo
Pedro Chidichimo